EXHIBIT 10.13

Letter of Agreement

This will suffice to cover our major points of agreement. Please have Mike transfer these agreement points to your standard lease:

•	This rental agreement, dated September 30, 2005, is between AeroGrow International as tenant and Ken Dubach as landlord.

•	Aerogrow International will rent Ken Dubach's suite #38 at: 2885 E. Aurora Ave. Boulder, CO 80303

•	$700.00 rent based on a month to month lease

•	No security deposit (as agreed due to previous tenancy)

•	Rent to begin one week from 10-3-2005

•	30 days notice to vacate to be given by either party

•	Landlord may show unit with 24 hours notice

•	Landlord to pay taxes and insurance
•
Aerogrow can begin basic repair of unit to include paint and minor repairs not to exceed $1000.00 for handyman fee of $25.00 per hour plus expenses, to be reimbursed by landlord within 15 days of submission of bill

Signed Kenneth F. Dubach, Date 09-30-05

Signed Frederic Wiedemann, Date 09-30-05